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                                                                  Exhibit 99

                            [Solutia Letterhead]

FOR IMMEDIATE RELEASE

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                            Contacts: Financial - Liesl Livingston 314-674-7777
                                      Media   -   Beth Rusert 314-674-8527


                 SOLUTIA ANNOUNCES AN AGREEMENT TO SELL ITS
                 RESINS, ADDITIVES AND ADHESIVES BUSINESSES
                           TO UCB FOR $500 MILLION
                Compelling, strategic move for both companies

         ST. LOUIS, Dec. 3, 2002 - Solutia Inc. (NYSE:SOI) today announced that it has signed a definitive agreement to sell its resins, additives and adhesives businesses to UCB S.A. for U.S. $500 million cash. In addition, UCB has made an upfront payment of $10 million for a short period of exclusivity. The sale is expected to close in early 2003, subject to completion of normal regulatory approvals and other customary closing conditions.
         John C. Hunter, chairman, president and chief executive officer of Solutia said, "This transaction is a strategic move for Solutia as it will strengthen our balance sheet by allowing us to pay down a substantial amount of debt. With a much improved debt structure, Solutia will have greater flexibility to deal with future business risk and uncertainty, as well as pursue certain strategic opportunities."
           "Our strengthened financial situation will position Solutia to focus more sharply on the growth and market penetration opportunities that we are pursuing in our remaining businesses. The transformation taking place at Solutia is consistent with our portfolio strategy: to expand and grow performance films; to grow selected specialty products businesses; and to maximize the value of integrated nylon. These actions will benefit our shareholders, as well as our employees and our customers," Hunter stated.


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         Georges Jacobs, chairman of the executive committee of UCB, said,
"We are very pleased to welcome the resins, additives and adhesives businesses into our portfolio of specialty chemicals for coatings business. These businesses have played an important role in the development of environmentally friendly resins. Their products include a variety of water-borne resins, dozens of highly specialized Gelva(R) adhesive formulations and additives products which are used in a broad range of demanding applications in industries such as graphics and printing, automotive, medical and solar films. The businesses have been solid performers for Solutia, and we believe that they will be a remarkable fit within UCB, leading to a world class business for Surface Specialties."

TRANSACTION DETAILS
         The transaction is anticipated to be slightly cash accretive and 7 to 9 cents dilutive to earnings per share in 2003. Upon closing, a modest accounting gain is expected. The company expects approximately $40 million in cash interest savings in 2003.
         The agreement includes 10 production sites that make liquid and powder coatings, technical resins, additives products and pressure-sensitive adhesives. The resins, additives and adhesives businesses together employ approximately 1,700 individuals, in 22 countries and have sales of over $400 million for the nine months ended Sept. 30, 2002.

FACILITIES INVOLVED
         Solutia will sell manufacturing facilities in: Wiesbaden, Frankfurt-Fechenheim and Hamburg, Germany; Werndorf, Austria; Romano d'Ezzelino, Italy; Dijon, France; Soborg, Denmark; La Llagosta, Spain; Rayong, Thailand and Suzano, Brazil, as well as research and development facilities in Graz, Austria, and Springfield, Mass.
         Solutia will continue to manufacture Resimene(R) amino cross-linking resins for UCB at the LaSalle, Canada, facility, and Indian Orchard plant in Springfield, Mass., and Gelva(R) adhesives in Massachusetts. All other manufacturing assets at the Indian Orchard facility will remain part of Solutia. The sale does not include Solutia's industrial products businesses or its Butvar(R) specials and dispersions and Santotac(R) product lines.


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EMPLOYEE INFORMATION
         As part of today's agreement, current employees of the resins, additives and adhesives businesses will transfer to UCB. At the La Salle, Canada, and Springfield, Mass., locations, manufacturing employees will remain Solutia employees and manufacture Resimene(R) resins and Gelva(R) adhesives for UCB under operating agreements. In a limited number of areas, Solutia and UCB have agreed to provide transition service agreements where appropriate.

WEBCAST INFORMATION
         John C. Hunter, will address a chemical industry investor conference sponsored by Salomon Smith Barney in New York on Tuesday, Dec. 3, 2002, at 9:20 a.m. EST. Hunter's presentation will be webcast live on Solutia's investor homepage at http://www.solutia.com/pages/corporate/investors/investor_relations.asp under "Presentations and Speeches." An audio replay of Hunter's speech will be available on Solutia's website for five days following the presentation.

FORWARD LOOKING STATEMENT
         This press release contains forward-looking statements regarding Solutia's expected closing date for the transaction discussed above and the impact the transaction is expected to have on Solutia. These statements are based on current expectations, but actual results may differ materially, depending on such important factors as ability to obtain timely regulatory approvals and satisfy other closing conditions, success in managing changes resulting from this transaction, and other factors identified in Solutia's Annual Report on Form 10-K for the period ended Dec. 31, 2001 and Quarterly Report on Form 10-Q for the period ended Sept. 30, 2002. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.


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Corporate Profiles
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         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; resins and additives for high-value coatings; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.
         Solutia.... Solutions For A Better Life.

         UCB (http://www.ucb-group.com), with headquarters in Brussels (Belgium), is a pharmaceutical and specialty chemical company, which operates on a global scale. It is committed to pharmaceuticals, as well as to technically innovative products in surface applications. It employs 10,000 people around the world. The pharmaceutical research of UCB includes the following fields: respiratory, including allergy and asthma, and neurology. UCB Pharma's main products include Zyrtec (antiallergic), Keppra (antiepileptic), Nootropil (cerebral function regulator) and Atarax (tranquillizer).

                                    -oOo-

Source: Solutia Inc.
St. Louis
Date 12/03/02